March 3, 2002

US Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:  Document Control

Re:    	Depositary Shares Evidenced by
American Depositary Receipts for
Hong Kong Dollar-denominated overseas listed foreign
 investment shares of
the par value of HK$0.01 each of e-Kong Group Limited
(File No. 333-91652)


Dear Sirs:

Pursuant to Rule 424(b)(3) under the Securities Act of
1933, as amended, on behalf of The Bank of New York, as depositary for securities against which American
Depositary Receipts are to be issued, we enclosed a copy of the revised prospectus (the "Prospectus") for e-Kong
 Group Limited. As required by Rule 424(e), the upper right hand corner of the cover page of each copy has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the prospectus relates.

Pursuant to Section III B of the General Instructions to the Form F-6 Registration Statement, the Prospectus consists of the ADR certificate for e-Kong Group Limited.


Due to the par value change and ratio change of e-Kong
Group Limited, the Prospectus has been revised to include an overstamp which states:

"Effective November 22, 2002
the par value has been changed to HK$0.01 per share and the ratio has been changed to one American Depositary Share representing 200 Deposited Shares"


Very truly yours,


/s/ Kathy Jiang
Assistant Vice President
Tel. # (212) 815-5822
Fax #: (212) 571-3050

cc: Paul Dudek
      (Office of International Corporate Finance)